EXHIBIT 3.1 \\DC - 769032/000003 - 16192963 v4 ARTICLES OF AMENDMENT OF GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC. FIRST: The name of the corporation is Griffin Capital Essential Asset REIT, Inc. SECOND: The charter of the corporation is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows: ARTICLE I NAME The name of the corporation is Griffin Realty Trust, Inc. (the “Corporation”). THIRD: In accordance with Section 2-607 of the Maryland General Corporation Law (the “MGCL”), these Articles of Amendment were duly approved by a majority of the entire board of directors of the corporation and were not required to be submitted to the stockholders of the corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the MGCL. FOURTH: These Articles of Amendment shall become effective as of 12:01 a.m. Eastern time on July 1, 2021. FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury. [SIGNATURES APPEAR ON NEXT PAGE]

\\DC - 769032/000003 - 16192963 v4 IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT, Inc. has caused the foregoing Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Administrative Officer, General Counsel and Secretary on this 30th day of June, 2021. ATTEST: Griffin Capital Essential Asset REIT, Inc. By: /s/ Nina Momtazee Sitzer By: /s/ Michael J. Escalante Nina Momtazee Sitzer Michael J. Escalante Chief Administrative Officer, General Counsel and Secretary Chief Executive Officer and President